Exhibit 99

Continuation Sheet

Form 4

Statement of Changes in Beneficial Ownership

Explanation of Responses:

Exhibit 99

Includes shares of common stock, par value $0.001 per share (“Common Stock”), held by Warburg, Pincus Equity Partners, L.P. and three affiliated partnerships (“WPEP Group”). Warburg Pincus & Co. (“WP”) is the sole general partner of each of the partnerships of the WPEP Group. WP is managed by Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC) (“WP LLC”). By reason of the provisions of Rule 16a-1 of the Exchange Act, WP and WP LLC may be deemed to be the beneficial owners of the Common Stock held by WPEP, although both WP and WPLLC disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. Jonathan Leff, a director of InterMune, Inc., is a managing director and member of WP LLC and a general partner of WP. Mr. Leff may be deemed to have an indirect pecuniary in an indeterminate portion of the shares beneficially owned by the WPEP Group. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein.

1.	Name:	Warburg Pincus & Co. (General Partner)
	Address:	466 Lexington Avenue
New York, New York 10017

2.	Name:	Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC) (Manager)
	Address:	466 Lexington Avenue
New York, New York 10017

Designated Filer:	Warburg, Pincus Equity Partners, L.P.
Issuer & Ticker Symbol	InterMune, Inc. (ITMN)
Period Covered By Form:	May 6, 2004
:

WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare	5/10/04

Name: Scott A. Arenare	Date
Title: Partner

WARBURG PINCUS LLC

By:/s/ Scott A. Arenare	5/10/04

Name: Scott A. Arenare	Date
Title: Managing Director